Exhibit 99.1

Uwharrie Capital Corp Declares Stock Dividend

FOR IMMEDIATE RELEASE

From: Heather H. Almond

Uwharrie Capital Corp

704-983-6181

Date: October 21, 2026

Albemarle, NC – On October 20, 2026, the Board of Directors of Uwharrie Capital Corp declared a 3% common stock dividend, payable on November 23, 2026, to shareholders of record at the close of business on November 5, 2026.

The stock dividend will be issued electronically in book-entry form. No stock certificates will be issued. Shareholders will receive a statement reflecting the additional shares credited to their accounts. For shares held in brokerage accounts, the dividend shares will be credited directly to the applicable brokerage account.

Only whole shares will be issued. Shareholders who would otherwise be entitled to receive a fractional share will instead receive cash in lieu of the fractional share. Such cash payments may be made by check or electronic deposit, as applicable.

Contact Heather Almond, Chief Financial Officer at 704-983-6181 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries: Uwharrie Bank and Uwharrie Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.Uwharrie.com or by calling 704-982-4415.